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                                                                    Exhibit 10.1

August 29, 2008

Christian Rochet
President & CEO
Mymetics Corporation
Rue de la Colombiere 14
CH 1260 NYON
Switzerland

By email: Christian.rochet@mymetics.com

Dear Christian,

Pursuant to our various discussions, this letter ("Agreement") will serve as a binding letter of agreement between P.S. StarGames, LLC ("StarGames"), a a Virginia Limited Liability Company with principal place of business in Lynnfield, MA, and Mymetics Corporation, a Delaware corporation with principal place of business in Nyon, Switzerland ("Mymetics" or "Sponsor"), or its assignee, for certain sponsorship and advertising activities in conjunction with StarGames' scheduled tennis event featuring world class female and/or male players who have qualified for the event by winning Grand Slam singles championships. StarGames understands that Mymetics will make the initial $60,000 payment below since Dream Vaccines Foundation ("DVF") has not yet established a bank account and that Mymetics intends to assign its sponsorship to another entity unrelated to Mymetics or DVF that will reimburse Mymetics for the initial $60,000 payment and assume its rights and obligations under this Agreement. Any assignment by Mymetics of its rights, obligations or legal responsibilities under the Agreement shall be made pursuant to Section 1 below. The event will take place at Madison Square Garden in New York City on March 2, 2009 and a similar date in future years (hereafter referred to as the "Event").

It is my understanding that we have agreed to the following terms and conditions:

A. Sponsor will receive the following benefits in conjunction with the Event:

1. Exclusivity: Mymetics will be named the Official Research & Development sponsor of the Event and have exclusivity in its product category. Subject to StarGames reason able right of approval, in its sole discretion, Sponsor shall have the right to replace Mymetics as the corporate sponsor of the Event with another corporate sponsor on the same terms and conditions as provided for herein, provided that such replacement sponsor shall not be in conflict with any other sponsor of Event. Mymetics shall notify StarGames of its intent to involve a replacement sponsor no later than one hundred twenty days prior to the Event with the understanding that certain benefits may no longer be available to such replacement sponsor (i.e. logo on posters, etc.). Following Mymetics notification of its intention to assign, StarGames shall inform Mymetics in a reasonable time should it object for any reason to the proposed assignee. Should Mymetics be unable to assign its rights and obligations under this Agreement to another entity for whatever reason, including exercise by StarGames of its right to reasonable right of approval of assignment, Mymetics agrees that it will be responsible for all rights, obligations and legal responsibilities under the Agreement for the entire Term, as defined below, of the Agreement.

2. Signage: Sponsor will receive one (1) on-court billboard, on each sideline (minimum size 3' x 6') with at least one (1) being in television camera range.

3. Program Advertisement: Sponsor will receive one (1) full page color advertisements in the Event program (artwork to be supplied by Mymetics no later than forty five days prior to the Event).

4. Advertising Rights: Sponsor shall have the right to promote its association with the Event in all forms of media; however, there can be no implied endorsement of any kind of any product or service provided by Sponsor by any player in the Event without their express written permission which can be withheld for any reason. All such advertising shall be subject to StarGames review and approval and shall also include the official name of the Event as

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well as a reference to the Event date and site (Madison Square Garden-The
World's Greatest Arena). Sponsor agrees to promote the Event and their affiliation with the Event on their website(s) and provide a link to the Event website.

5. Arena Media: Madison Square Garden offers two (2) forms of arena media, which shall include exposure for Sponsor. The Hi-definition JumboTron will play Sponsor's recorded content/TV advertisements throughout the evening including but not limited to pre-match and post-match. The Hi-definition LED Board will display Sponsor's name and logo from time to time throughout the Event. All materials for in arena media shall be supplied by Sponsor at its expense no later than February 1, 2008 (StarGames to provide all specifications).

6. Concourse Display Area: Sponsor, at its own expense, shall have the right to up a display booth in the arena concourse for promotional giveaways or displays. All such materials and displays shall be subject to StarGames' and Madison Square Garden's review and approval.

7. Promotional Material: Sponsor, at its expense, shall have the right to create and distribute promotional materials related to the Event. All promotional material may contain Sponsor logos and details of the match; however, there will be no implied endorsement of any kind of any products or services of Sponsor by any players participating in the Event, StarGames or Madison Square Garden without their express written permission, which can be withheld for any reason. All such promotional materials shall be subject to StarGames' review and approval and shall also include the official name of the Event as well as a reference to the Event date and site (Madison Square Garden-The World's Greatest Arena).

8. Event Advertising: Sponsor's name and/or logo (as applicable) shall appear in certain Event promotional and advertising materials as is standard for an official sponsor of the Event. It is anticipated that there will be an advertising budget of no less than $500,000 (cash and trade) to support the Event.

9. Tickets: A total of one-hundred and fifty (150) seats shall be made available to Sponsor in the 100 level and better with a mix of tickets to be determined by StarGames in consultation with Sponsor. In this connection, StarGames shall use commercially reasonable efforts to place all Sponsor tickets in the same area, provided however, that Sponsor understands that any seats provided to Sponsor in the front row may not be contiguous to any other seats. Sponsor shall also receive 25 upper level tickets to be used for charitable give aways.

10. VIP/Hospitality: A VIP hospitality area will be provided to Sponsor for a client entertainment function/party (food, beverage and decoration to be paid separately by Sponsor). Sponsor shall provide StarGames at least sixty (60) days notice of its desire to have a hospitality event on site.

11. Television: The Event will be televised nationally in the United States and in other parts of the world on a live or tape delayed basis.

B. Sponsorship Cost: The cost to Sponsor for the rights and benefits outlined herein is $300,000USD which shall be payable in three installments as follows:

* Twenty percent (20%) or $60,000USD shall be payable on signing this Agreement with such payment being made by wire transfer to StarGames' account at Bank of America; Account # 47177812 with a routing number of 026009593.

* $140,000USD shall be payable on or before December 15, 2008 by wire transfer to the above account

* $100,000 payable on or before February 15, 2009 also by wire transfer to the above account.

* Should the Option to Renewal, as set forth below, be exercised for the 2010 and/or 2011 Events, the payment schedule shall be identical to that outlined above with the understanding that the first payment of $60,000 shall be due and payable on June 15 in each year.

C. Other:

1. Limit of Liability. Subject to the caveats herinebelow, neither party shall be liable to the other party for any lost profits or any indirect, consequential, special, exemplary or incidental damages, whether in contract, tort or otherwise, arising from or relating to this Agreement and/or the Event.

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2. Assignment. Other than Mymetics right to assign their rights to a substitute sponsor, as defined above, neither Sponsor nor StarGames shall have the right to grant sublicenses with respect to this Agreement or to otherwise assign, alienate, transfer, encumber, or hypothecate any of its rights or obligations under this Agreement other than as outlined herein without written approval, such approval to not be unreasonably withheld. Sponsor acknowledges that the assignment by StarGames of certain obligations to Madison Square Garden or a broadcast outlet shall not be considered a breach of this Agreement.

3. Severability. If any provision of this Agreement shall be declared illegal, invalid, void or unenforceable by any judicial or administrative authority, the validity of any other provision and of the entire Agreement shall not be affected thereby.

4. Force Mejeure. If StarGames is prevented from performing its obligations hereunder and the Event cannot, therefore, take place, in whole or in part, because of an Act of God, national emergency, war, acts of terrorism (or related security or safety concerns), strike, lockout or other labor disputes or any other similar or dissimilar cause beyond the reasonable control of StarGames, StarGames shall have no obligation or liability to Sponsor as a result thereof. In addition, with respect to any and all rights and services, whether furnished by StarGames to Sponsor with or without charge, StarGames shall in no event be liable for a failure to provide such rights or services, or for the acts or omissions of any person or entity with respect to such rights or services, resulting from strikes, lockouts or other labor disputes, accidents or any other causes whatsoever beyond the reasonable control of StarGames. Should the Event be canceled under the terms of this provision and not rescheduled, StarGames shall refund to Sponsor any fees already paid to StarGames hereunder. Notwithstanding anything to the contrary herein, should the Event be canceled for any reason, StarGames shall have the right to reschedule the Event with all terms and conditions herein remaining in full force and effect.

5. Insurance. Both StarGames and Sponsor shall each obtain from an insurance carrier having a rating of at least A- by A.M. Best & Co. or other rating satisfactory to StarGames, and thereafter maintain, Commercial General Liability insurance, including product, advertising and contractual liability insurance. Such insurance coverage shall provide adequate protection for the Sponsor Indemnities and StarGames Indemnities (as defined below) whom shall be included as additional insured parties on StarGames' and Sponsor's policies against any claims, demands, or causes of action and damages, including reasonable attorney's fees, arising out of any breach of this Agreement or any occurrence during the Event. Such insurance policy shall not be canceled or materially changed in form without at least thirty (30) days written notice to the other party. Each party shall furnish the other with a certificate of such insurance and endorsements in the form prescribed by StarGames. Such insurance policy or policies shall provide coverage of no less than three million dollars ($3,000,000) for personal and advertising injury, bodily injury and property damage arising out of each occurrence.

6. Indemnification.

a. StarGames agrees to indemnify and hold harmless Sponsor and its directors, officers, shareholders, employees, distributors and/or agents (collectively the "Sponsor Indemnitees") from any and all claims, demands, costs, causes of action, suits, judgments, harm, liabilities, losses, expenses and damages (including attorneys' fees, costs and expert witness fees) actually incurred, sustained or suffered by any Sponsor Indemnitees arising from the breach of or non-compliance on the part of StarGames of its representations or warranties set forth above.

b. Sponsor agrees to indemnify and hold harmless StarGames, and its respective directors, officers, employees and/or agents, Madison Square Garden, Ivan Lendl and Billie Jean King (collectively the "StarGames Indemnitees") from any and all claims, demands, costs, causes of action, suits, judgments, harm, liabilities, losses, expenses and damages (including attorneys' fees, costs and expert witness fees) actually incurred, sustained or suffered by any of the StarGames Indemnitees arising from, or otherwise attributable to: (i) Sponsor's (or its agents' or representatives') breach of or non-compliance with any of its representations or warranties set forth above or (ii) any unauthorized use of any copyright or trademark of any third party in connection with the Event. In the event of an assignment of this Agreement by Sponsor, subject to Section 1

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above, any assignee of Sponsor shall abide by the terms of this indemnification without right to alter or amend.

c. The terms of this Section 6 shall survive the termination of this Agreement.

7. Default; Corrective Actions; Termination: Sponsor's and/or StarGames' failure to fully comply with each provision of this Agreement shall be deemed a default under the Agreement. The defaulting party will be given notice of such default by the non-defaulting party within five (5) business days of the discovery of the default. If the default is curable, the defaulting party shall have ten (10) days from the date the notice is delivered to cure such default unless such default is reasonably considered more time sensitive; in which instance the defaulting party must take corrective action immediately upon notice.

8. Liquidated Damages: Sponsor acknowledges that the obligations of Sponsor to be rendered hereunder are unique and cannot be timely replaced, and the loss of the benefits associated with the Sponsor obligations as defined herein will cause irreparable injury to StarGames or its assigns. Therefore, in the event of a breach of this Agreement by Sponsor or any assignee pursuant to the terms of
Section 1 above, StarGames shall be entitled, in addition to all other remedies available to it, to obtain equitable relief by way of temporary and permanent injunction or otherwise. Provided, however, Stargames will not be entitled to receive more than $300,000USD in monetary damages.

9. Governing Law and Arbitration. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts without regard to its principles of conflicts of law. If a dispute arises under this Agreement which cannot be resolved, the dispute shall be submitted to arbitration in the Commonwealth of Massachusetts and resolved by a single arbitrator (who shall be a lawyer admitted for no less than ten years to practice law in the Commonwealth of Massachusetts) in accordance with the Commercial Arbitration Rules of the American Arbitration Association located in Boston, Mass. The arbitration proceeding shall be confidential. Each party is entitled to depose fact witnesses and any expert witness retained by any other party, and to conduct other discovery as the arbitrator deems appropriate. The decision rendered by the arbitrator shall be final, binding and conclusive and judgment may be entered upon any award by any court of competent jurisdiction. The arbitrator shall not have the authority to award attorneys' fees, disbursements or related charges or fees to any party. By way of this section, all parties waive any objection of any kind to jurisdiction or venue in the United States of America or the Commonwealth of Massachusetts.

10. Significance of Headings. Section headings are solely for the purpose of aiding in speedy location of subject matter and are not in any sense to be given weight in the construction of this Agreement. Accordingly, in case of any question with respect to the construction of this Agreement, it is to be construed as though the section headings had been omitted.

11. Entire Agreement. This writing constitutes the entire agreement between the parties and may not be changed or modified except by a writing signed by the party or parties to be charged thereby. These terms and conditions supersede any and all prior agreements and understandings between the parties.

12. Independent Contractor Status. The parties recognize that StarGames is an independent contractor and not an employee, agent, co-venturer, or representative of Sponsor. This Agreement does not constitute a partnership or joint venture between StarGames and Sponsor. Neither party shall have any right to obligate or bind the other party in any manner whatsoever other than those rights granted hereunder. Further, nothing contained herein shall be construed to grant Sponsor any ownership in the Event or any rights to the endorsement of any player participating in the Event.

13. Notices. All notices or other communications and deliveries required or permitted under this Agreement, or permitted or desired to be given or made by any party to the other, shall be in written form and given or made by hand delivery or by mail (certified or registered, return receipt requested) at or to the address set forth below. Any notice shall be deemed received on the date that it is hand delivered, or, in the event such notice is mailed, on the date which is the earlier of (a) five (5) business days subsequent to the date it is deposited with the United States Postal Service, or (b) the date of actual receipt. Notices shall be sent to:

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      To StarGames: 40 Salem Street
                    Lynnfield, MA 01940
                    Attn: Jerry Solomon

      To Mymetics:  Christian Rochet
                    President & CEO
                    Mymetics Corporation
                    Rue de la Colombiere 14
                    CH 1260 NYON
                    Switzerland

In the case of a legal dispute, mediation, arbitration or any other legal proceeding arising out of this contract and/or any of its provisions, Mymetics hereby assents to service in the United States via the representative listed below, with a duplicate copy to be delivered to the addressee listed above:

                    Ernest M. Stern, Esq.
                    Seyfarth Shaw, LLP
                    815 Connecticut Avenue, N.W.
                    Suite 500
                    Washington, D.C. 20006-4004b

14. Option to Renew. Mymetics or its assignee shall have the option, exercisable by written notice to StarGames by no later than sixty (60) days following the 2009 Event (the "First Option"), to renew the terms of this Agreement to provide corporate sponsorship to an event with the same format as the Event, to take place at Madison Square Garden in New York City in March 2010 (the "2010 Event"). Should Mymetics have assigned its interest in this Agreement, StarGames shall have the option, exercisable by written notice to assignee within ten (10) business days of the receipt of the written notice to renew, to decline the First Option for any reason. Should StarGames exercise its right to decline the First Option, Mymetics shall have a period of thirty (30) days to identify a replacement sponsor to serve as assignee of the rights and obligations under the Agreement as renewed via the First Option. Such assignment shall be subject to StarGames reason able right of approval, in its sole discretion. StarGames shall have ten (10) business days to approve such assignment or inform Mymetics of the declination of the First Option. Should the First Option be exercised by either Mymetics or an approved assignee, the parties shall have the same rights and obligations to the 2010 Event as the Event, including a Sponsorship Fee in the amount of Three Hundred Thousand Dollars ($300,000), which shall be payable as outlined above.

15. If Mymetics or its assignee exercises the First Option with the approval of StarGames, Mymetics or assignee shall have the option, exercisable by written notice to StarGames by no later than sixty (60) days following the 2010 Event (the "Second Option"), to renew the terms of this Agreement to provide corporate sponsorship to an event with the same format as the Event, to take place at Madison Square Garden in New York City in March 2011 (the "2011 Event"). Should Mymetics have assigned its interest in this Agreement, StarGames shall have the option, exercisable by written notice to assignee within ten (10) business days of the receipt of the written notice to renew, to decline the Second Option for any reason. Should StarGames exercise its right to decline the Second Option, Mymetics shall have a period of thirty (30) days to identify a replacement sponsor to serve as assignee of the rights and obligations under the Agreement as renewed via the Second Option. Such assignment shall be subject to StarGames reason able right of approval, in its sole discretion. StarGames shall have ten
(10) business days to approve such assignment or inform Mymetics of the declination of the Second Option. Should the Second Option be exercised by either Mymetics or an approved assignee, the parties shall have the same rights and obligations to the 2011 Event as the 2010 Event, including a Sponsorship Fee in the amount of Three Hundred Thousand Dollars ($300,000), which shall be payable as outlined above.

16. Confidentiality. It is agreed that the financial terms and conditions of this Agreement are confidential and, therefore, shall not, except as may be necessary to comply with any applicable law or court order, be made available to any third parties (other than agents, partners, counsel, or accountants of the parties) without the prior written consent of either written consent of the

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other party.

This Agreement shall serve as a binding agreement between the parties. If you agree that this Agreement accurately summarizes the terms of our understanding please so indicate by signing in the space provided for below and returning a copy to me for execution. On behalf of StarGames, I am looking forward to working with you. If you have any questions on the above, please give me a call at your earliest convenience.

Regards,

Jerry Solomon
President, StarGames

ACCEPTED AND AGREED:


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Mymetics
Christian Rochet, President & CEO
Rue de la Colombiere 14
CH 1260 NYON